================================================================================




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): February 8, 2002
      ------------------------------------------------------------------

                        Commission File number: 0-19861

                       IMPERIAL CREDIT INDUSTRIES, INC.

               CALIFORNIA                                  95-4054791
               ----------                                  ----------
     (State or other jurisdiction of                     (IRS Employer
     incorporation or organization)                  Identification Number)

               23550 Hawthorne Boulevard, Building 1, Suite 110
                          Torrance, California 90505
                                (310) 373-1704




================================================================================

Item 5. Other Events.


IMPERIAL CREDIT INDUSTRIES REPORTS FOURTH QUARTER AND YEAR ENDED 2001 RESULTS OF OPERATIONS

TORRANCE, CA, February 8, 2002 - Imperial Credit Industries, Inc. (Nasdaq: ICII) reports results for the quarter and year ended December 31, 2001.

Fourth Quarter and Year End Results
Imperial Credit Industries, Inc., (the "Company" or "ICII") reported a net loss for the fourth quarter ended December 31, 2001 of $67.6 million or $1.60 diluted net loss per share including an operating loss from discontinued operations of $1.8 million or $0.04 diluted net loss per share and an extraordinary gain on the early extinguishment of debt of $4.4 million or $0.10 diluted net income per share. For the same quarter last year, the Company reported a net loss of $104.6 million or $3.26 diluted net loss per share including an operating loss from discontinued operations of $4.1 million or $0.13 diluted net loss per share and an extraordinary gain on the early extinguishment of debt of $1.1 million or $0.04 diluted net income per share.

The fourth quarter losses were primarily attributable to the impacts on our airline and airline related loans from the events of September 11, 2001 and the continued decline in the U.S. economy which resulted in increased loan losses concentrated at the Coast Business Credit ("CBC") division of Southern Pacific Bank ("SPB") and the Company's investments in the Pacifica Partners I CLO. As a result of these factors, the fourth quarter 2001 provision for loan and lease losses was $49.6 million and impairment and net mark-to-market charges on securities totaled $20.7 million. Also during the fourth quarter of 2001, the Company recorded severance costs of $3.7 million related to our previously announced staff reductions. Positively effecting results was the fourth quarter 2001 ($9.3) million net write-off of goodwill related to CBC and Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC").

The net loss for the year ended December 31, 2001 was $131.6 million or $3.54 diluted net loss per share including an operating loss from discontinued operations of $3.7 million or $0.10 diluted net loss per share and an extraordinary gain on the early extinguishment of debt of $2.9 million or $0.08 diluted net income per share. This compares to a net loss of $163.3 million or $5.01 diluted net loss per share including an operating loss from discontinued operations of $5.2 million or $0.16 diluted net loss per share and an extraordinary gain on the early extinguishment of debt of $3.5 million or $0.11 diluted net income per share for last year.

The operating results for the year ended December 31, 2001 were negatively impacted by high levels of loan charge-offs and non-performing loans resulting in a provision for loan and lease losses of $95.9 million, impairment and net mark-to-market charges on securities of $34.3 million, severance costs of $3.7 million, increased collection costs of $6.5 million as a result of higher levels of non-performing assets, and the ($9.3) million net write-off of goodwill related to CBC and ICCMIC. Positively effecting the year ended 2001 were reduced personnel, occupancy, legal settlement, real property, and general and administrative costs.

Richard S. Cupp, the Company's newly appointed Chief Executive Officer said, "ICII and its subsidiaries have made great strides in recognizing the issues facing our Company, evaluating our business and financial assets, and establishing a basis for much improved performance."

Regulatory Capital and other Capital Activities
The Company's largest subsidiary is SPB, an FDIC insured depository institution. SPB had Tier 1 Leverage and Total Risk-based Capital ratios of 3.05% and 6.38%, at December 31, 2001 as compared to 3.46% and 6.59% at December 31, 2000, respectively. On January 22, 2002, ICII converted its $20.0 million investment in SPB's subordinated debt and its $50.0 million investment in SPB's preferred stock into common equity capital of SPB increasing its Tier 1 Leverage capital ratio to 4.71%. After the conversion, SPB's Total Risk-based Capital remained in the "Undercapitalized" capital category (i.e., below 8%). In accordance with the FDIC's prompt corrective action regulations, the Bank is preparing a capital restoration plan that will describe the steps and the time the Bank will need to take to restore its capital to the "adequately capitalized" level required by banking regulations. That plan will be submitted for approval to the FDIC by March 1, 2002. The Bank also remains subject to the previously described regulatory orders, issued in December 2000, that require the Bank to increase its regulatory capital to 9% Tier 1 Risk-based Capital and 12% Total Risk-based Capital levels, each of which is substantially above the "well capitalized" minimum levels for FDIC insured institutions.

In October 2001 the Company announced that its Board of Directors had engaged Friedman Billings Ramsey & Co. to act as its financial advisor and evaluate and assist in capital raising alternatives that may be available to the Company. At the Company's January Board meeting, representatives of Friedman Billings Ramsey & Co. presented ICII's directors with four capital raising and restructuring plans proposed by both various investors and their firm. The capital raising and restructuring plans included raising between $55 million and $70 million in order to restore SPB to the capital levels required under its regulatory orders. Additionally, the plans propose the restructure of the Company's capital base including the reduction of outstanding long-term debt and increasing shareholders' equity. The Company's Board of Directors appointed a special committee to evaluate each plan and make a recommendation to the entire board in February 2002.

ICII is in discussions with holders of its short-term Senior Secured Notes regarding whether ICII is in default under the terms of the Notes, the rate of interest currently payable on the Notes and whether the subordination provisions of ICII's Exchange Notes due 2005 have been activated as a result of a default so as to require that the amounts otherwise payable on the Exchange Notes must instead be paid over to the holders of the Senior Secured Notes. The $16.2 million outstanding principal amount of ICII's Senior Secured Notes is secured by ICII's stock and debt interests in SPB, which interests also stand as security, subject to the prior claims of the holders of the Senior Secured Notes, for ICII's obligations on its Exchange Notes. The Senior Secured Notes provide for interest at an initial rate of 12% per annum, increasing to 20% per annum if certain conditions relating to conversion of the Senior Secured Notes to Exchange Notes have not been satisfied or waived by November 1, 2001, and for interest at 25% per annum in the event of default. ICII has paid interest on the Senior Secured Notes at the rate of 20% per annum for the period after November 1, 2001, while reserving its legal rights to maintain that interest on the Senior Secured Notes remains payable at 12% per annum and that those notes should be exchanged into Exchange Notes.

Net Interest Income Decreases due to Margin Compression and Asset Reductions During the fourth quarter of 2001, interest income decreased to $31.3 million as compared to $53.0 million for the same period last year. Interest income decreased in the fourth quarter of 2001 as compared to the same period last year due to a decrease in the average yield and average outstanding balance of interest-earning assets. The average yield on loans at SPB decreased to 8.44% during the fourth quarter of 2001 as compared to 10.78% for the same period last year while average outstanding loans at SPB decreased to $1.377 billion as compared to $1.671 billion for the same periods, respectively. The average yield on SPB's loans decreased primarily as a result of a reduction in the prime rate to an average of 5.17% during the fourth quarter of 2001 as compared to 9.50% for the same period last year. Average outstanding loans at SPB decreased primarily as a result of loan sales in order to reduce the outstanding assets of SPB as part of management's plan to achieve regulatory capital compliance.

Interest expense was $20.7 million for the fourth quarter of 2001 as compared to $35.4 million for the same period last year. Interest expense decreased in the fourth quarter of 2001 as compared to the same period last year primarily due to a decrease in the average cost and average outstanding balance of SPB's deposits. The average rate on deposits at SPB decreased to 4.96% during the fourth quarter of 2001 as compared to 6.67% for the same period last year while the average outstanding balance of deposits at SPB decreased to $1.278 billion as compared to $1.663 billion for the same periods, respectively. The average cost of SPB's deposits decreased primarily as a result of a reduction in the average 6 month Libor rate to 2.16% in the fourth quarter of 2001 as compared to 6.62% for the same period last year. SPB's cost of deposits was 4.05% at February 6, 2002, a 91 basis point decrease from the fourth quarter 2001 average. Interest on long-term debt also decreased to $4.2 million for the fourth quarter of 2001 as compared to $5.8 million for the same period last year. The decrease in interest on long-term debt resulted from the debt exchange competed in June 2001 and from the repurchase of debt during the previous twelve months.

As a result of the above, net interest income decreased to $10.6 million for the fourth quarter of 2001, as compared to $17.6 million for the same period last year.

For the year ended December 31, 2001, interest income decreased to $161.5 million as compared to $224.8 million last year. Interest income decreased in 2001 as compared to last year due to a decrease in the average yield and average outstanding balance of interest-earning assets. The average yield on loans at SPB decreased to 9.58% during 2001 as compared to 11.05% last year while the average outstanding balance of loans at SPB decreased to $1.526 billion during 2001 as compared to $1.682 billion last year. The average yield on SPB's loans decreased primarily as a result of a reduction in the prime rate to an average of 6.92% in 2001 as compared to 9.24% last year.

Interest expense was $112.6 million for the year ended December 31, 2001 as compared to $140.2 million last year. Interest expense decreased in 2001 as compared to the last year due to a decrease in the average cost and average outstanding balance of the Federal Deposit Insurance Corporation ("FDIC") insured deposits of SPB. The average rate on deposits at SPB decreased to 5.91% during 2001 as compared to 6.33% for the same period last year while average outstanding deposits at SPB decreased to $1.488 billion as compared to $1.709 billion for the same periods, respectively. The average costs of SPB's deposits decreased primarily as a result of a reduction in the average 6 month Libor rate to 3.73% in 2001 as compared to 6.66% last year. Interest on other borrowings also decreased as borrowings secured by assets obtained in the ICCMIC acquisition of 2000 were paid-off during 2001. Interest expense on ICCMIC's other borrowings was $1.7 million for 2001 as compared to $3.5 million last year. Interest on long-term debt also decreased to $20.7 million for 2001 as compared to $24.1 million last year. The decrease in interest on long-term debt resulted from the debt exchange completed in June 2001 and from the repurchase of debt during the previous twelve months.

As a result of the above, net interest income decreased to $48.9 million for 2001, as compared to $84.6 million last year.

Loan Sales
During the fourth quarter of 2001, SPB sold $90.3 million of Income Property Lending Division ("IPLD") loans, $2.0 million of loan participations, and $10.9 million of single-family residential and other loans generating gains of $1.5 million, zero, and $233,000, respectively. For the same period last year, SPB sold $67.0 million of IPLD loans and $3.8 million of loan participations generating gains of $1.1 million and zero, respectively.

For the year ended December 31, 2001, SPB sold $240.0 million of IPLD loans, $36.5 million of loan participations, and $47.9 million of single-family and other loans generating gains (losses) of $2.4 million, ($135,000), and $358,000, respectively. For the year ended December 31, 2000, SPB sold $141.8 million of IPLD loans, $75.2 million of loan participations, and $7.5 million of consumer loans generating gains (losses) of $2.0 million, ($2.7) million, and zero, respectively.

Allowance for Loan and Lease Losses and Non-Accrual Loans
As a result of the continued higher level of provision for loan and lease losses, the Company has increased its allowance for loan and lease losses to $72.3 million or 6.29% of loans held for investment and 74.24% of non-accrual loans at December 31, 2001 as compared to $63.6 million or 5.36% of loans held for investment and 81.02% of non-accrual loans at December 31, 2000. The Company's non-accrual loans and leases increased to $97.3 million at December 31, 2001 as compared to $78.5 million at December 31, 2000. Non-accrual loans at December 31, 2001 include $24.3 million of loans to airline or airline related companies.

The provision for loan and lease losses for the fourth quarter of 2001 was $49.6 million as compared to $66.3 million for the same period last year. Net charge-offs for the fourth quarter of 2001 were $38.8 million as compared to $60.3 million for the same period last year. The provision for loan losses and charge-offs for the fourth quarter of 2001 were $38.8 million as compared to $60.3 million for the same period last year. The provision for loan losses and charge-offs for the fourth quarter of 2001 were primarily the result of the events of September 11, 2001 and their effect on CBC's airline and airline related loans in addition to the continued decline in the U.S. economy. The provision for loan and lease losses for the fourth quarter of 2001 included $20.0 million related to CBC's airline and airline related loans. At December 31, 2001, CBC had $94.0 million of airline and airline related loans outstanding. During the fourth quarter of 2001, net charge-offs (recoveries) were $35.6 million at CBC, ($283,000) of SPB's Loan Participation and Investment Group ("LPIG") loans, $1.2 million at Imperial Warehouse Finance ("IWF") and $2.3 million in all other portfolios. Included in the net charge-offs at CBC were $15.7 million of charge-offs of loans to airline or airline related companies. During the fourth quarter of 2000, net charge-offs were $33.4 million at CBC, $16.4 million at LPIG, $2.0 million at IWF and $8.6 million in all other portfolios.

For the year ended December 31, 2001, the provision for loan and lease losses was $95.9 million as compared to $181.0 million last year. The provision for loan losses and charge-offs for 2001 were primarily the result of management's continued efforts to aggressively work out or dispose of increased levels of non-accrual and potential problem loans-particularly in the CBC loan portfolio, the events of September 11, 2001 and their effect on CBC's airline and airline related loans, and the continued decline in the U.S. economy. The provision for loan and lease losses for 2001 included $23.5 million related to CBC's airline and airline related loans.

Mark-to-Market and Impairment Charges
For the fourth quarter ended December 31, 2001, net mark-to-market and impairment losses on loans and securities were $20.7 million as compared to net mark-to-market and impairment losses of $4.8 million for the same period last year. The mark-to-market losses for the fourth quarter of 2001 were primarily related to a $20.0 million decline in the value of the Company's investments in the senior subordinated bond and the total return swap of the junior subordinated bond of the Pacifica Partners I CLO. The decline was due to an increase in the market interest spread on similar securities as well as increased defaults and a deterioration of credit quality in the CLO's $490.6 million loan and bond portfolio. The Pacifica Partners I CLO is managed by Imperial Credit Asset Management, a wholly-owned subsidiary of ICII. Additionally, fourth quarter 2001 net mark-to-market losses included a $1.4 million charge related to the termination of the LPIG total return swap (the "LPIG swap"). The net mark-to-market losses for the fourth quarter of 2000 were primarily related to a $1.5 million decline in the value of the retained interests in lease securitizations at IBC, a $2.3 million decline in the value of loans funded in the LPIG swap, and a $1.0 million decline in the value of interest-only securities.

For the year ended December 31, 2001, net mark-to-market and impairment losses were $34.3 million. The mark-to-market losses for 2001 primarily related to a $20.0 million decline in the value of the Company's investment in the senior subordinated bond and the total return swap of the junior subordinated bond of the Pacifica Partners I CLO, a $5.7 million write-down of IBC's retained interests in lease securitizations, a $2.7 million write-down of the LPIG swap, and a write down of $5.9 million related to other trading securities. For the year ended December 31, 2000, net mark-to-market and impairment losses were $12.8 million. The mark-to-market losses for the year ended December 31, 2000 primarily related to a $5.0 million write-down of IBC's retained interests in lease securitizations, a $3.9 million write-down of the LPIG swap, and $3.9 million related to other trading securities.

Noninterest Expenses
Total noninterest expenses during the fourth quarter of 2001 decreased 34% to $13.4 million as compared to $20.2 million for the same period last year. Excluding net amortization and write-offs of goodwill and severance costs, total noninterest expenses decreased 11% to $18.7 million as compared to $21.1 million for the same period last year. The decrease in expenses primarily resulted from reductions in personnel, commission, occupancy, professional, communications, and real property expenses. The reductions in noninterest expenses above were partially offset by increases in net expenses of other real estate owned, collection costs, and general and administrative expenses.

During the year ended December 31, 2001 noninterest expenses decreased 23% to $65.7 million as compared to $84.9 million last year assuming a formerly consolidated subsidiary, Imperial Capital Group

("ICG") was accounted for under the equity method during all of 2000. Excluding net amortization and write-offs of goodwill and severance costs, total noninterest expenses decreased 13% to $73.0 million as compared to $83.5 million last year. The decrease in expenses occurred in all expense categories except net expense of other real estate owned, professional, collection, and general and administrative expenses. Assuming ICG was accounted for under the equity method for all of 2000, the significant changes in expense levels were as follows:

Personnel expenses were $10.6 million for the fourth quarter and $32.8 million for the year ended December 31, 2001 compared to $9.7 million and $35.3 million for the same periods of the prior year, respectively. The increase in personnel costs for the fourth quarter of 2001 resulted from severance costs of $3.7 million. Excluding these costs, personnel expenses decreased 29% in the fourth quarter and 18% for the year ended December 31, 2001 as compared to the same periods last year. The decreases excluding severance costs for both periods were the result of a 23% decrease in Full Time Equivalent Employees ("FTE"). At December 31, 2001, the Company had 328 FTE as compared to 428 FTE at December 31, 2000.

During the fourth quarter and year ended December 31, 2001, legal and professional costs were $1.7 million and $7.1 million as compared to $2.2 million and $7.2 million for the same periods of the prior year, respectively. Additionally, during the fourth quarter and year ended December 31, 2001, collection costs were $1.8 million and $6.5 million as compared to $1.2 million and $2.3 million for the same periods of the prior year, respectively. Legal, professional, and collection costs increased as a result of increased balances of non-performing credits, and defense costs associated with securities and general litigation involving the Company.

During the fourth quarter and year ended December 31, 2001, net amortization and write-offs of goodwill were ($8.9) million and ($11.0) million as compared to ($828,000) and $1.4 million for the same periods of the prior year, respectively. In the fourth quarter of 2001, the Company wrote-off the remaining $10.0 million balance of goodwill related to SPB's CBC division, and $19.3 million in negative goodwill related to the ICCMIC acquisition of 2000. CBC's goodwill was written-off due to continued operating losses and ICCMIC's negative goodwill was written-off as no employees or material assets obtained in the ICCMIC acquisition remained.

During the fourth quarter and year ended December 31, 2001, FDIC insurance premiums were $941,000 and $3.0 million as compared to $254,000 and $1.1 million for the same periods of the prior year, respectively. FDIC insurance premiums increased due to reduced capital ratios as a result of increased provisions for loan and lease losses, charge-offs and higher levels of non-performing assets at SPB.

Brad S. Plantiko, the Company's newly appointed President said, "We have implemented an aggressive plan to continue to reduce the Company's expenses during 2002."

General Description of the Company
Imperial Credit Industries, Inc., is the parent company of Southern Pacific Bank, a FDIC insured industrial bank headquartered in Torrance, California. Southern Pacific Bank offers a wide variety of commercial loan and lease products to its borrowers and certificates of deposit, money market, passbook, and IRA accounts to its depositors. Southern Pacific Bank offers loans through its core lending divisions, including: Coast Business Credit - specializing in asset-based commercial lending; Imperial Warehouse Finance - offering residential mortgage repurchase facilities; the Lewis Horwitz Organization - the premier lender to independent film and television production companies; and the Income Property Lending Division - lending to multifamily and commercial property owners.

Safe Harbor Statement
Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to: our ability to raise additional capital; the need for SPB to comply with its regulatory orders; our ability complete any restructuring plans; the demand for our products; competitive factors in the businesses in which we compete; adverse changes in the securities markets; inflation and changes in the interest rate environment that reduce margins or the fair value of financial instruments; changes in national, regional or local business conditions or economic environments; government fiscal and monetary policies; legislative or regulatory changes that affect our business; factors inherent in the valuation and pricing of commercial loans; other factors generally understood to affect the value of commercial loans and commercial real estate; and the other risks detailed in the Company's 8-K dated May 17, 1999 as filed with the Securities and Exchange Commission (the "SEC"); periodic reports on Forms 10-Q, 8-K and 10-K and any amendments with respect thereto filed with the SEC; and other filings made by the Company with the SEC.

Additional corporate information relating to the Company's SEC filings and corporate news releases are available on the Internet. The web site address is http://www.icii.com/. The Company will hold a conference call at 1:30 P.M. Pacific Time, 4:30 P.M. Eastern Time on February 8, 2002. The phone number for the conference call is (719) 457-2679, confirmation number 588028. There will be a replay of the call available beginning at 3:30 p.m. PST on February 8, 2002 and ending at 11:59 p.m. on February 12, 2002. The replay dial-in number is
(719) 457-0820, confirmation number 588028. Audio of the call will be broadcast live on the Internet and will be available on the Investor Relations section of Imperial Credit's web site, located at http://www.icii.com/ and at http://www.videonewswire.com/event.asp?id=3307. For further information contact:
----------------------------------------------
Brad Plantiko/ President and Chief Financial Officer 310-791-8096 or Paul Lasiter /Senior Vice President and Controller 310-791-8028.

                       IMPERIAL CREDIT INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)
                                  (unaudited)

                                                                                                    December 31,      December 31,
                                                                                                        2001              2000
                                                                                                        ----              ----
                                            ASSETS
                                            ------
Cash.........................................................................................        $  117,219        $   30,938
Interest bearing deposits....................................................................            16,071           183,193
Investment in Federal Home Loan Bank stock...................................................             6,070             4,148
Trading securities, at market................................................................            58,315           164,050
Available for sale securities, at market.....................................................            62,483            63,684
Loans and leases held for sale, net..........................................................           126,427           386,469
Loans and leases held for investment, net of unearned income and deferred loan fees..........         1,149,099         1,186,119
   Less: allowance for loan and lease losses.................................................           (72,252)          (63,625)
                                                                                                     ----------        ----------
Loans held for investment, net...............................................................         1,076,847         1,122,494
Real property................................................................................             4,741            53,840
Retained interest in loan and lease securitizations..........................................                --             6,330
Accrued interest receivable..................................................................             8,612            15,744
Premises and equipment, net..................................................................             7,285             9,791
Other real estate owned and other repossessed assets, net....................................            12,157             8,778
Goodwill.....................................................................................            19,853            32,330
Other assets.................................................................................            22,337            28,158
Net assets of discontinued operations........................................................             4,812            17,630
                                                                                                     ----------        ----------
         Total assets........................................................................        $1,543,229        $2,127,577
                                                                                                     ==========        ==========

                             LIABILITIES AND SHAREHOLDERS' EQUITY
                             ------------------------------------
Deposits ....................................................................................        $1,227,850        $1,632,704
Borrowings from Federal Home Loan Bank.......................................................            75,000            65,000
Senior secured debt..........................................................................            16,200                --
Secured convertible notes....................................................................            10,000                --
Exchange notes...............................................................................           166,374                --
Remarketed par securities ("ROPES")..........................................................             1,040            42,885
Senior notes.................................................................................            26,839           176,757
Other borrowings.............................................................................            41,120            84,118
Accrued interest payable.....................................................................             7,965            18,992
Accrued income taxes payable.................................................................            34,323            20,522
Minority interest in consolidated subsidiaries...............................................             1,116             1,116
Goodwill ....................................................................................                --            23,797
Other liabilities............................................................................            13,267            22,244
                                                                                                     ----------        ----------
         Total liabilities...................................................................         1,621,094         2,088,135
                                                                                                     ----------        ----------
Shareholders' equity:
Preferred stock, 8,000,000 shares authorized; none issued or outstanding.....................                --                --
Common stock, no par value. Authorized 80,000,000 shares; 42,180,798, and 32,096,361 shares
     issued and outstanding at December 31, 2001 and December 31, 2000, respectively.........           113,142            97,668
Accumulated deficit..........................................................................          (196,487)          (64,889)
Shares held in deferred executive compensation plan..........................................             4,655             5,745
Accumulated other comprehensive income-unrealized gain on securities available for sale, net.               825               918
                                                                                                     ----------        ----------
   Total shareholders' (deficit) equity......................................................           (77,865)           39,442
                                                                                                     ----------        ----------
   Total liabilities and shareholders' (deficit) equity......................................         1,543,229        $2,127,577
                                                                                                     ==========        ==========

                       IMPERIAL CREDIT INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except per share data)
                                  (unaudited)

                                                                                   Three Months Ended     Twelve Months Ended
                                                                                      December 31,            December 31,
                                                                                      ------------            ------------
Interest Income:                                                                    2001       2000         2001          2000
                                                                                    ----       ----         ----          ----
     Interest on loans and leases............................................     $ 29,738   $  46,737    $ 148,567    $ 194,213
     Interest on investments.................................................        1,608       5,719       12,357       28,213
     Interest on other finance activities....................................           --         581          597        2,399
                                                                                  --------   ---------    ---------    ---------
          Total interest income..............................................       31,346      53,037      161,521      224,825
                                                                                  --------   ---------    ---------    ---------
Interest Expense:
     Interest on deposits....................................................       15,914      27,728       87,626      107,779
     Interest on other borrowings............................................          550       1,880        4,326        8,364
     Interest on long-term debt..............................................        4,234       5,799       20,669       24,070
                                                                                  --------   ---------    ---------    ---------
          Total interest expense.............................................       20,698      35,407      112,621      140,213
                                                                                  --------   ---------    ---------    ---------
          Net interest income................................................       10,648      17,630       48,900       84,612
     Provision for loan and lease losses.....................................       49,625      66,300       95,860      180,975
                                                                                  --------   ---------    ---------    ---------
          Net interest expense after provision for loan and lease losses.....      (38,977)    (48,670)     (46,960)     (96,363)
                                                                                  --------   ---------    ---------    ---------
Fee and Other Income:
     Gain (loss) on sale of loans and leases.................................        1,726       1,140        2,588         (771)
     Asset management fees...................................................          774         780        3,050        3,239
     Investment banking and brokerage fees...................................           --          --           --       21,057
     Loan servicing income ..................................................          808       1,508        5,001        5,993
     Gain (loss) on sale of securities.......................................          216        (104)       3,471       12,988
     Equity in net income of Imperial Capital Group..........................           --         479          912          479
     Mark-to-market losses on securities and loans held for sale, net........      (14,692)     (4,787)     (27,125)     (12,810)
     Rental income...........................................................          781       2,595        6,174        8,183
     Loss on impairment of securities........................................       (6,000)         --       (7,206)          --
     Other income............................................................        2,571       3,429        9,066       12,278
                                                                                  --------   ---------    ---------    ---------
          Total fee and other income.........................................      (13,816)      5,040       (4,069)      50,636
                                                                                  --------   ---------    ---------    ---------
Noninterest Expenses:
     Personnel...............................................................       10,573       9,669       32,767       43,679
     Commissions.............................................................          370         452        1,925        6,418
     Amortization of servicing rights........................................           67         118          346          529
     Occupancy...............................................................        1,061       1,220        4,232        5,446
     Net expenses of other real estate owned.................................        1,121         135        1,473        1,386
     Legal and professional services.........................................        1,692       2,189        7,132        7,181
     Legal settlements.......................................................           11          50          615        6,942
     Collection costs........................................................        1,792       1,168        6,455        2,283
     FDIC insurance premiums.................................................          941         254        3,048        1,051
     Telephone and other communications......................................          280         431        1,312        2,900
     Amortization and write-off of goodwill, net.............................       (8,918)       (828)     (11,033)       1,431
     Real property...........................................................           --       1,145        1,908        4,192
     General and administrative..............................................        4,448       4,220       15,494       19,599
                                                                                  --------   ---------    ---------    ---------
          Noninterest expenses...............................................       13,438      20,223       65,674      103,037
     Acquisition costs.......................................................           --          --           --        9,397
                                                                                  --------   ---------    ---------    ---------
          Total expenses.....................................................       13,438      20,223       65,674      112,434
                                                                                  --------   ---------    ---------    ---------
     Loss from continuing operations before income taxes,
          minority interest and extraordinary item...........................      (66,231)    (63,853)    (116,703)    (158,161)
     Income taxes............................................................        4,000      37,757       14,021        2,356
     Minority interest in income of consolidated subsidiaries................           33          33          130        1,125
                                                                                  --------   ---------    ---------    ---------
     Loss from continuing operations.........................................      (70,264)   (101,643)    (130,854)    (161,642)
     Operating losses from discontinued operations of AMN, net of income
       taxes.................................................................       (1,771)     (4,113)      (3,656)      (5,218)
                                                                                  --------   ---------    ---------    ---------
     Loss before extraordinary item..........................................      (72,035)   (105,756)    (134,510)    (166,860)
     Extraordinary item--Gain on early extinguishment of debt, net of income
       taxes.................................................................        4,454       1,130        2,912        3,534
                                                                                  --------   ---------    ---------    ---------
          Net loss...........................................................     $(67,581)  $(104,626)   $(131,598)   $(163,326)
                                                                                  ========   =========    =========    =========
Comprehensive loss:
        Other comprehensive income (loss), net...............................          545         663          (93)      (1,698)
                                                                                  --------   ---------    ---------    ---------
          Comprehensive loss.................................................     $(67,036)  $(103,963)   $(131,691)   $(165,024)
                                                                                  ========   =========    =========    =========
Basic and diluted income per share:
     Loss from continuing operations.........................................     $  (1.66)  $   (3.17)   $   (3.52)   $   (4.96)
     Operating loss from discontinued operations, net of income taxes........        (0.04)      (0.13)       (0.10)       (0.16)
     Extraordinary item--Gain on early extinguishment of debt, net of income
       taxes.................................................................         0.10        0.04         0.08         0.11
                                                                                  --------   ---------    ---------    ---------
          Net loss per common share..........................................     $  (1.60)  $   (3.26)   $   (3.54)   $   (5.01)
                                                                                  ========   =========    =========    =========
Basic and diluted weighted average shares outstanding:                              42,181      32,096       37,142       32,573

                            SELECTED FINANCIAL DATA
               (Dollars in thousands, except per share amounts)

                                                                 At or for the Three     At or for the Three   At or for the Three
                                                                    Months Ended            Months Ended          Months Ended
                                                                    December 31,            September 30,         December 31,
Selected Credit Data:                                                   2001                    2001                  2000
---------------------                                                   ----                    ----                  ----
Core Business Nonperforming Assets
----------------------------------
Coast Business Credit                                                 $  62,504                 $ 42,934                $ 31,795
Acquired Entertainment Assets and LHO Loans                              11,542                   11,709                   7,998
Loan Participation and Investment Group                                  12,565                   11,358                  26,206
Imperial Warehouse Finance                                                3,587                    5,449                   9,404
Income Property Lending Division                                          8,765                    7,501                   1,650
Other core businesses                                                     7,370                    5,187                       9
                                                                      ---------                 --------                --------
  Total core business nonperforming assets                              106,333                   84,138                  77,062
                                                                      ---------                 --------                --------
Non-Core Business Nonperforming Assets
--------------------------------------
Auto loans                                                                  433                      469                     798
Single family residential loans                                           2,801                    3,525                   4,380
Other non-core businesses                                                   338                    2,340                   5,129
                                                                      ---------                 --------                --------
  Total non-core business nonperforming assets                            3,572                    6,334                  10,307
                                                                      ---------                 --------                --------
  Total nonperforming assets                                          $ 109,905                 $ 90,472                $ 87,369
                                                                      =========                 ========                ========

Core Business Non-accrual Loans
-------------------------------
Coast Business Credit                                                 $  62,504                 $ 42,934                $ 31,795
Lewis Horwitz Organization Entertainment Loans                            1,324                      199                     246
Loan Participation and Investment Group                                  12,565                   11,358                  26,206
Imperial Warehouse Finance                                                3,587                    5,449                   9,404
Income Property Lending Division                                          8,765                    7,501                   1,650
Leases                                                                    6,824                    4,646                      --
Other core businesses                                                         5                       --                       7
                                                                      ---------                 --------                --------
  Total core business non-accrual loans                                  95,574                   72,087                  69,308
                                                                      ---------                 --------                --------
Non-Core Business Non-accrual Loans
-----------------------------------
Auto loans                                                                   --                      437                     716
Single family residential loans                                           1,719                    2,590                   3,564
Other non-core businesses                                                    23                    2,340                   4,941
                                                                      ---------                 --------                --------
  Total non-core business non-accrual loans                               1,742                    5,367                   9,221
                                                                      ---------                 --------                --------
  Total non-accrual loans                                             $  97,316                 $ 77,454                $ 78,529
                                                                      =========                 ========                ========

                                                                 At or for the Three     At or for the Three   At or for the Three
                                                                    Months Ended            Months Ended          Months Ended
                                                                    December 31,            September 30,         December 31,
                                                                        2001                    2001                  2000
                                                                        ----                    ----                  ----
Allowance for loan and lease losses to  non-accrual loans and
  leases                                                               74.24%                   79.28%               81.02%
  Allowance for loan and lease losses to gross LHFI                     6.29%                    5.12%                5.36%
Nonperforming assets to total assets                                    7.12%                    5.37%                4.11%
Nonperforming assets to LHFI, OREO and other repossessed assets         9.43%                    7.42%                7.25%
Annualized net charge-offs to average LHFI, net                        13.21%                    2.92%               19.49%

                       Imperial Credit Industries, Inc.
                      Financial and Operating Highlights
            (In millions, except per share amounts and percentages)

                                                                                     2001                                2000
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Operating Results                                     Fourth       Third         Second        First         Fourth
                                                                   Quarter      Quarter       Quarter       Quarter       Quarter
------------------------------------------------------------------------------------------------------------------------------------
Revenue
   Interest income                                                  $  31.3     $  38.1        $  43.4       $  48.6      $   53.0
   Interest expense                                                   (20.7)      (25.8)         (32.0)        (34.0)        (35.4)
------------------------------------------------------------------------------------------------------------------------------------
        Net interest income                                            10.6        12.3           11.4          14.6          17.6
   Provision for loan and lease losses                                 49.6        14.9           26.7           4.6          66.3
------------------------------------------------------------------------------------------------------------------------------------
   Net interest (expense) income after provision                      (39.0)       (2.6)         (15.3)         10.0         (48.7)
------------------------------------------------------------------------------------------------------------------------------------

   Gain on sale of loans and leases                                     1.7         0.4            0.4           0.1           1.1
   Asset management fees                                                0.8         0.8            0.7           0.8           0.8
   Loan servicing income                                                0.8         1.0            1.8           1.4           1.5
   Gain (loss) on sale of securities                                    0.2         0.1            3.0           0.1          (0.1)
   Equity in net income of ICG                                            -           -              -           0.9           0.5
   Loss on impairment of securities                                    (6.0)          -           (1.2)            -             -
   Mark-to-market loss on securities and loans held for sale, net     (14.7)       (8.3)          (2.3)         (1.8)         (4.8)
   Rental income                                                        0.8         1.8            1.6           2.0           2.6
   Other income                                                         2.6         1.9            2.0           2.6           3.5
------------------------------------------------------------------------------------------------------------------------------------

        Total fee and other income                                    (13.8)       (2.3)           6.0           6.1           5.1
------------------------------------------------------------------------------------------------------------------------------------
Expenses
   Personnel                                                           10.9         9.0            7.4           7.3          10.1
   Occupancy                                                            1.1         1.1            1.1           1.0           1.2
   Legal, professional, and collection costs                            3.5         3.6            3.9           3.2           3.3
   Amortization and write-off of goodwill, net                         (8.9)       (0.7)          (0.7)         (0.7)         (0.8)
   Net expense of real estate owned                                     1.1         0.2            0.1           0.1           0.1
   Real property                                                          -         0.5            0.5           0.9           1.1
   Other                                                                5.7         5.2            5.0           4.3           5.2
------------------------------------------------------------------------------------------------------------------------------------
 Total expenses                                                        13.4        18.9           17.3          16.1          20.2
------------------------------------------------------------------------------------------------------------------------------------
 Loss from continuing operations before income taxes and
   minority interest                                                  (66.2)      (23.8)         (26.6)         (0.1)        (63.8)

 Income taxes                                                           4.0           -           10.0             -          37.8
------------------------------------------------------------------------------------------------------------------------------------
 Loss from continuing operations                                      (70.2)      (23.8)         (36.6)         (0.1)       (101.6)
 Operating loss from discontinued operations and disposal of AMN       (1.8)       (0.7)          (1.0)         (0.2)         (4.1)
 Extraordinary item - gain (loss) on early extinguishment of debt       4.4           -           (2.2)          0.6           1.1
------------------------------------------------------------------------------------------------------------------------------------
 Net (loss) income                                                  $ (67.6)    $ (24.5)       $ (39.8)      $   0.3      $ (104.6)
                                                                    =======     =======        =======       =======      ========
------------------------------------------------------------------------------------------------------------------------------------
Weighted average number of common and
   Common equivalent shares (diluted)                                  42.2        41.7           32.4          32.1          32.1
Net (Loss) Income per Diluted Share:
   Loss from continuing operations                                  $ (1.66)    $ (0.57)       $ (1.13)      $     -      $  (3.17)
   Operating loss from discontinued operations of AMN                 (0.04)      (0.02)         (0.03)        (0.01)        (0.13)
   Extraordinary item - gain (loss) on early extinguishment of
    debt                                                               0.10           -          (0.07)         0.02          0.04
------------------------------------------------------------------------------------------------------------------------------------
   Net (loss) income per diluted share                              $ (1.60)    $ (0.59)       $ (1.23)      $  0.01      $  (3.26)
                                                                    =======     =======        =======       =======       =======
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       Imperial Credit Industries, Inc.
                      Financial and Operating Highlights
            (In millions, except per share amounts and percentages)


                                                                                         2001                                2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                Fourth          Third        Second        First          Fourth
Consolidated Financial Condition (at quarter end):              Quarter        Quarter       Quarter       Quarter        Quarter
-----------------------------------------------------------------------------------------------------------------------------------
   Loans and leases held for sale                              $   126.4     $   171.5      $   371.8     $   380.1     $   386.5
   Loans held for investment, net                              $ 1,076.8     $ 1,138.8      $ 1,085.7     $ 1,195.5     $ 1,122.5
   Securities, at market                                       $   120.8     $   142.9      $   157.4     $   166.5     $   227.7
   Retained interest in loan and lease securitizations         $       -     $       -      $     3.7     $     3.6     $     6.3
   Total assets                                                $ 1,543.2     $ 1,686.3      $ 1,917.8     $ 2,056.5     $ 2,127.6
   Deposits                                                    $ 1,227.9     $ 1,359.5      $ 1,512.7     $ 1,623.7     $ 1,632.7
   Borrowings from FHLB and other borrowings                   $   116.1     $    34.4      $    82.2     $    85.0     $   149.1
   Senior secured debt                                         $    16.2     $    16.2      $    16.2     $    16.2     $       -
   Senior notes                                                $    26.8     $    29.0      $    29.0     $   176.8     $   176.8
   Senior convertible notes                                    $    10.0     $    10.0      $    10.0     $       -     $       -
   Exchange notes trading                                      $   166.4     $   171.6      $   171.1     $       -     $       -
   ROPES                                                       $     1.0     $     1.0      $     1.0     $    41.0     $    42.9
   Total shareholders' (deficit) equity                        $   (77.9)    $   (10.8)     $    11.4     $    40.1     $    39.4
-----------------------------------------------------------------------------------------------------------------------------------
Asset Quality
   Other real estate owned and other repossessed assets, net   $    12.2     $    13.0      $    13.2     $    13.3     $     8.8
   Non-accrual loans                                           $    97.3     $    77.5      $    72.5     $    85.4     $    78.5
   Allowance for loan and lease losses                         $    72.3     $    61.4      $    55.1     $    64.8     $    63.6
   Ratio of the loan loss allowance to net loans held for
   investment                                                       6.29%         5.12%          4.83%         5.14%         5.36%
   Ratio of the loan loss allowance to non-accrual loans           74.24%        79.28%         76.07%        75.87%        81.02%

   Charge-offs                                                 $    40.3     $    10.6      $    38.8     $     7.6     $    61.5
   Recoveries                                                  $     1.5     $     2.0      $     2.4     $     4.1     $     1.2
                                                               --------------------------------------------------------------------
      Net Charge-offs                                          $    38.8     $     8.6      $    36.4     $     3.5     $    60.3
-----------------------------------------------------------------------------------------------------------------------------------
Loan and Lease Sales:
   Income Property Division-SPB                                $    90.3     $    41.8      $    63.4     $    44.5     $    67.0
   Other Loan Sales-SPB                                        $    12.9     $    32.8      $    12.6     $    12.8     $     8.0
-----------------------------------------------------------------------------------------------------------------------------------

Full Time Equivalent Employees                                       328           374            387           404           428
-----------------------------------------------------------------------------------------------------------------------------------

 Cash Flow Information:
-----------------------------------------------------------------------------------------------------------------------------------
  (Loss) earnings before interest, taxes, depreciation and
  amortization (EBITDA)                                        $   (69.0)    $   (18.6)     $   (18.8)    $     6.7     $   (35.4)
  Pre-tax interest coverage ratio                                  (14.7x)        (4.6x)         (3.1x)         1.0x        (10.0x)
  Ratio of (loss) earnings to fixed charges                         (2.2x)         0.1x           0.2x          1.0x         (0.7x)
-----------------------------------------------------------------------------------------------------------------------------------

 Capital Ratios
  Risk-based Capital                                                6.38%         8.63%          8.24%         8.31%         6.59%
  Risked-based Tier 1 Capital                                       3.53%         5.98%          5.75%         5.96%         3.54%
  Tier 1 FDIC Leverage Ratio                                        3.05%         5.35%          5.37%         6.09%         3.46%
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                       Imperial Credit Industries, Inc.
                      Financial and Operating Highlights
            (In millions, except per share amounts and percentages)

                                                                                       2001                              2000
---------------------------------------------------------------------------------------------------------------------------------
                                                              Fourth         Third         Second         First         Fourth
                                                              Quarter        Quarter       Quarter       Quarter        Quarter
---------------------------------------------------------------------------------------------------------------------------------
Loan Portfolio
   Multifamily real estate                                  $    222.6    $    269.3     $    280.3    $    268.9     $   281.3
   Commercial real estate                                        109.1         136.4          134.0         156.8         151.6
   Asset-based and cash stream loans                             536.7         606.6          665.4         742.9         752.9
   Loan participations                                            67.2          75.4           80.1         108.9         123.5
   Mortgage warehouse lines                                      143.8         105.9          129.0         131.5          50.6
   Film and television production loans                          130.5         106.0          116.5         113.7          83.7
   Other                                                          42.7          46.2           40.2          36.9          28.6
                                                            ---------------------------------------------------------------------
     Total Core Loans                                          1,252.6       1,345.8        1,445.5       1,559.6       1,472.2
     Non Core Loans                                               28.1          35.8           76.4          90.2          95.1
                                                            ---------------------------------------------------------------------
       Gross Loans                                          $  1,280.7    $  1,381.6     $  1,521.9    $  1,649.8     $ 1,567.3
                                                            ==========    ==========     ==========    ==========     =========
---------------------------------------------------------------------------------------------------------------------------------

Yield on interest-earning assets at SPB                           7.94%         8.85%          9.30%        10.04%        10.40%
Cost of interest-bearing liabilities at SPB                       4.79%         5.60%          6.22%         6.61%         6.66%
Net interest margin at SPB                                        3.70%         3.83%          3.76%         4.11%         4.47%
---------------------------------------------------------------------------------------------------------------------------------

Deconsolidation of ICG
         During the fourth quarter of 2000, the Company reduced its ownership percentage in ICG from 63.2% to 38.5% through the sale of a part of its equity interest to ICG and certain management members of ICG. The income from ICG is accounted for by the equity method of accounting beginning with the quarter ended December 31, 2000. As a result of the deconsolidation of ICG, certain components of the Company's year 2001 results of operations are not comparable to the prior year. Therefore, the following proforma statements of operations present the Company's results of operations as if ICG had been accounted for as an equity investment for the periods presented.

                       IMPERIAL CREDIT INDUSTRIES, INC.
 CONSOLIDATED PROFORMA STATEMENTS OF OPERATIONS - ICG UNDER THE EQUITY METHOD
                            (Dollars in thousands)
                                  (unaudited)

                                                                                  Twelve Months Ended
                                                                                      December 31,
                                                                                      ------------
                                                                                  2001             2000
                                                                                  ----             ----
Interest Income:
     Interest on loans and leases............................................   $ 148,567      $  194,592
     Interest on investments.................................................      12,357          27,750
     Interest on other finance activities....................................         597           2,399
                                                                                ---------      ----------
          Total interest income..............................................     161,521         224,741
                                                                                ---------      ----------
Interest Expense:
     Interest on deposits....................................................      87,626         107,779
     Interest on other borrowings............................................       4,326           7,940
     Interest on long term debt..............................................      20,669          24,070
                                                                                ---------      ----------
          Total interest expense.............................................     112,621         139,789
                                                                                ---------      ----------
          Net interest income................................................      48,900          84,952
     Provision for loan and lease losses.....................................      95,860         180,975
                                                                                ---------      ----------
          Net interest expense after provision for loan and lease losses.....     (46,960)        (96,023)
                                                                                ---------      ----------
Fee and Other Income:
     Gain (loss) on sale of loans and leases.................................       2,588            (771)
     Asset management fees...................................................       3,050           3,239
     Loan servicing income ..................................................       5,001           5,993
     Gain on sale of securities..............................................       3,471          12,988
     Equity in net income of Imperial Capital Group..........................         912           2,250
     Mark-to-market losses on securities and loans held for sale, net........     (27,125)        (12,810)
     Rental income...........................................................       6,174           8,183
     Loss on impairment of securities........................................      (7,206)             --
     Other income............................................................       9,066          12,070
                                                                                ---------      ----------
          Total fee and other income.........................................      (4,069)         31,142
                                                                                ---------      ----------
Noninterest Expenses:
     Personnel...............................................................      32,767          35,307
     Commissions.............................................................       1,925           2,261
     Amortization of servicing rights........................................         346             529
     Occupancy...............................................................       4,232           4,832
     Net expenses of other real estate owned.................................       1,473           1,386
     Legal and professional services.........................................       7,132           6,637
     Lawsuit settlements.....................................................         615           6,942
     Collection costs........................................................       6,455           2,283
     FDIC insurance premiums.................................................       3,048             969
     Telephone and other communications......................................       1,312           2,014
     Amortization of goodwill, net...........................................     (11,033)          1,359
     Real property...........................................................       1,908           4,191
     General and administrative..............................................      15,494          16,168
                                                                                ---------      ----------
          Noninterest expenses...............................................      65,674          84,878
     Acquisition costs.......................................................          --           9,397
                                                                                ---------      ----------
          Total expenses.....................................................      65,674          94,275
                                                                                ---------      ----------
          Loss from continuing operations before income taxes,
                minority interest and extraordinary item.....................    (116,703)       (159,156)
     Income taxes............................................................      14,021           2,356
     Minority interest in income of consolidated subsidiaries................         130             130
                                                                                ---------      ----------
          Loss from continuing operations....................................    (130,854)       (161,642)
     Operating losses from discontinued operations of AMN, net of income
     taxes...................................................................      (3,656)         (5,218)
                                                                                ---------      ----------

          Loss before extraordinary item.....................................    (134,510)       (166,860)
     Extraordinary item--Gain on early extinguishment of debt, net of income
     taxes                                                                          2,912           3,534
                                                                                ---------      ----------

          Net loss...........................................................   $(131,598)     $ (163,326)
                                                                                =========      ==========

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 13, 2002
      -----------------

                       IMPERIAL CREDIT INDUSTRIES, INC.


                       By: /s/   Paul B. Lasiter
                          ------------------------------------
                          Senior Vice President and Controller